THE BANK OF NEW YORK MELLON

101 Barclay Street

New York, New York 10286

October 6, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re:

Registration Statement on

Form F-6 filed on behalf of

Enerji Limited

Request for Acceleration

Ladies and Gentlemen:

The Bank of New York Mellon, as Depositary for securities against which American Depositary Receipts are to be issued, hereby requests the acceleration of the effectiveness date of the above registration statement by the Securities and Exchange Commission, pursuant to Section 8(a) of the Securities Act of 1933 to be declared effective as of 9:00 a.m., October 20, 2011 or as soon thereafter as practicable.

Very truly yours,

/s/ Veronica Westberg

Name: Veronica Westberg

Title:   Managing Director

Cc: Nutan Christine Shah, Esq.

Emmet, Marvin & Martin, LLP

cshah@emmetmarvin.com